Exhibit 99.1

US Oncology Names Richard McCook New CFO

HOUSTON, August 1, 2006 — US Oncology, one of the nation’s largest cancer treatment and research networks, announced today that Richard P. McCook became the company’s executive vice president and chief financial officer, effective July 31, 2006. McCook assumed the position vacated by Bruce Broussard, who was promoted to the position of president of US Oncology.

McCook, a certified public accountant, has responsibility for leading and managing the finance function and for providing leadership on a wide range of financial, analytical, operational, and transactional issues. He has functional responsibility for accounting, financial reporting, treasury, tax, and financial planning and analysis.

“We are very pleased that Rick is joining our team,” said Dale Ross, chairman and CEO of US Oncology. “He has more than 20 years of exceptional experience providing financial counsel to public companies and has demonstrated his ability to identify strategic opportunities to create operating efficiencies and strengthen performance. These abilities and experiences are a perfect match for us and we look forward to his contributions at US Oncology.”

Prior to joining US Oncology, McCook served as the executive vice president and chief financial officer of Raytech Corporation in Crawfordsville, Ind. and as the senior vice president and chief financial officer of Winn-Dixie Stores. He started his career at KMPG in Jacksonville, Florida where he advanced to the position of senior manager in the firm’s audit practice.

McCook earned B.S. and M.A. degrees in accounting from Florida State University.

He will be based at the company’s corporate headquarters in Houston, Texas, and report to Dale Ross, chairman and CEO of US Oncology.

About US Oncology

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with approximately 1000 physicians operating in nearly 500 locations, including 97 radiation oncology facilities in 34 states. US Oncology also provides a broad range of services to pharmaceutical manufacturers, including product distribution and informational services such as data reporting and analysis.